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                                                                   Exhibit 10.13

                   Boise Cascade Office Products Corporation
                Executive Officer Financial Counseling Program
                      (As Amended Through August 3, 1999)


The Executive Officer Financial Counseling Program provides an annual allowance for tax preparation, investment planning, tax planning and compliance, and estate planning. An initial allowance of $8,000 is available through December 31, 2000. Beginning January 1, 2001, a $4,000 annual allowance is available and will be added to any remaining balance up to a maximum of $8,000. All Boise Cascade Office Products Corporation executive officers may participate in this program.

Invoices for financial counseling must be personally approved for payment and be signed by the executive officer. Payment will normally be made directly to the provider. Invoices must be submitted to:

                             Executive Compensation
                             Boise Cascade Corporation
                                  P.O. Box 50
                             Boise, ID 83728-0001

Payment or reimbursement for these services is generally not deductible for federal income tax purposes. Reimbursement includes a tax gross-up of 39%. The total payment or reimbursement amount (including the gross-up) is taxable income to the executive officer and is reported in W-2 earnings. Maximum allowances under the program include the gross-up amount.